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                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                      OF
                          PACIFIC SCIENTIFIC COMPANY
                                      AT
                             $30.25 NET PER SHARE
                                      BY
                            ACC ACQUISITION CORP.
                    AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                             DANAHER CORPORATION

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, MARCH 6, 1998, UNLESS THE OFFER IS EXTENDED.


To Our Clients:

  Enclosed for your consideration is an Offer to Purchase, dated February 6, 1998 (the "Offer to Purchase"), and a related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") in connection with the offer by ACC Acquisition Corp., a California corporation (the "Purchaser") and an indirect wholly owned subsidiary of Danaher Corporation, a Delaware corporation ("Parent"), to purchase all outstanding shares of common stock, par value $1.00 per share (together with the associated rights, the "Shares"), of Pacific Scientific Company, a California corporation (the "Company"), at a price of $ 30.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is the Letter to Stockholders of the Company from the Chairman and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

  WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A
TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

  We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

  Your attention is invited to the following:

  1. The tender price is $30.25 per Share, net to the seller in cash.

  2. The Offer is being made for all outstanding Shares.

  3. The Board of Directors of the Company has approved the Offer and the

Merger (as defined in the Offer to Purchase) and has determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, and recommends that stockholders accept the Offer and tender their Shares pursuant to the Offer.

  4. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, March 6, 1998, unless the Offer is extended.

  5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which represents at least 90% of the Shares outstanding on the date of purchase.

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  6. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer.

  If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

  The Offer is made solely by the Offer to Purchase and the related
Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) the holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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              INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
               FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK
            OF PACIFIC SCIENTIFIC COMPANY BY ACC ACQUISITION CORP.

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated February 6, 1998, and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"), in connection with the offer by ACC Acquisition Corp., a California corporation and an indirect wholly owned subsidiary of Danaher Corporation, a Delaware corporation, to purchase all outstanding shares of common stock, par value $1.00 per share (together with the associated rights, the "Shares"), of Pacific Scientific Corporation, a California corporation.

  This will instruct you to instruct your nominee to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

 NUMBER OF SHARES TO BE TENDERED:                    SIGN HERE

                                         --------------------------------
                  Shares*
-----------------                        --------------------------------
                                                   Signature(s)

Dated: --------------, 199
                                         --------------------------------

                                         --------------------------------
                                           Please Type or Print Name(s)

                                         --------------------------------

                                         --------------------------------
                                           Please Type or Print Address

                                         --------------------------------
                                          Area Code and Telephone Number

                                         --------------------------------
                              Taxpayer Identification or Social Security Number



* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.